ICIM Services
Partners in Risk Management

December 27, 2006

Mr. Scott Stroh
Legal Counsel
Saturna Capital Corporation
1300 N. State Street
Bellingham, WA 98225

RE: ICI Mutual Investment Company Blanket Bond No. 89265106B ("Bond")

Dear Mr Stroh:

As discussed, ICI Mutual recommends the following premium allocation for the above-
referenced Bond. As you know, our allocation is only a recommendation, and the ultimate responsibility for the allocation of premiums rests with Insured management.

Insureds	Premium Allocation
Non-Funds • Saturna Capital Corporation • Saturna Brokerage Services, Inc.	20%
Funds • Amana Mutual Funds Trust • Saturna Investment Trust	80%

I am hereby confirming that, under the above-allocation methodology, the share of total premiums allocated to each Investment Company ("Company") is less than the amount each Company would pay if it had purchased separate bonds from ICI Mutual with limits of
$1,435,000.

We estimate that the Amana Mutual Funds Trust would pay approximately $13,000 for a Bond with a limit of $1,435,000 while the Saturna Investment Trust would pay approximately $11,000 for a Bond with a limit of $1,435,000. Please call with questions.

Regards,

/s/Maggie Sullivan
Senior Underwriter

1401 H Street, NW • Washington, DC 2005 • 800.643.4246 • Fax: 202.682.2425